EXHIBIT 1
SUBSIDIARIES HOLDING THE SECURITIES BEING REPORTED
ON BY THE PARENT HOLDING COMPANY

Philips Electronics Industries (Taiwan) Ltd. 100% of the outstanding equity interests of Philips Electronics Industries (Taiwan) Ltd. are beneficially owned by Koninklijke Philips Electronics N.V.